FOR MORE INFORMATION:  Michael R. Cox
Phone 765.497.5829
mcox@bioanalytical.com

— OR —
Evan Smith / Erica Pettit
KCSA Public Relations Worldwide
212.896.1251 / 212.896.1248
esmith@kcsa.com / epettit@kcsa.com

Bioanalytical Systems, Inc. Reports 24% Revenue Increase for Second Quarter Fiscal 2004

WEST LAFAYETTE, Ind., April 28, 2004 — Bioanalytical Systems, Inc. (Nasdaq:BASI) today reported financial results for its second fiscal quarter and six months ended March 31, 2004.

Revenue for the second quarter increased 24% to $8.7 million compared to $7.0 million for the second quarter of the prior year. The net loss for the second quarter of 2004 was $(503,000), or $(0.10), per diluted share versus a net loss of $(167,000), or $(0.04) per diluted share, for the second fiscal quarter of 2003. The increases in revenues were the result of a 23% increase in service revenues, driven by the two acquisitions completed in 2003, and a 28% increase in product revenues. Product sales continue to be driven by increasing Culex ABS sales.

Cost of revenue for the current second quarter was $6.4 million, or 75% of revenue, compared to $4.7 million, or 68% of revenue in the same period last year. The increase in costs as a percentage of revenues is due primarily to costs associated with underutilized capacity of the two acquisitions, and to a shift in the mix of service projects with a higher percentage of revenue being generated by smaller projects, which on average have lower margins.

General and administrative costs were $1.8 million for the quarter, an increase of $0.6 million over the second quarter of last year. This increase is primarily attributable to the Company’s acquisitions in fiscal 2003 and incremental financial consulting fees incurred to support our financial reporting and internal controls for an interim period beginning in October 2003 as a result of the resignation of the Company’s Chief Financial Officer. As previously announced, the Company named Michael R. Cox its new Chief Financial Officer effective April 1, 2004.

Revenue for the six months ended March 31, 2004 increased 25 % to $17.4 million compared to $13.9 million for the similar period of the prior year. The net loss for the six months was $(633,000), or $(0.13), per diluted share versus net income of $108,000, or $0.02 per diluted share for the first six months of fiscal 2003. The increases in revenues were the result of a 27% increase in service revenues and a 21% increase in product revenues as a result of the same factors mentioned in the current quarter.

Cost of revenue for the current six months was $12.6 million, or 72% of revenue, compared to $9.0 million, or 65% of revenue in the same period last year. In addition to the factors cited for the current quarter, the first half of the fiscal year was also impacted by a loss contract in the first quarter.

The increase in general and administrative costs of $1.3 million to $3.6 million for the six months was the result of the same factors cited in the current quarter.

The Company discloses earnings before interest, taxes, depreciation and amortization (EBITDA), which is not a measure of performance calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company has presented this to supplement GAAP measures because management believes it to be an indicator of operating health of the Company. EBITDA should not be considered in isolation or as an alternative to other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, the benchmarks presented may not be comparable to other similarly titled measures of other companies. EBITDA for the second fiscal quarter and six months ended March, 2004 was $0.3 million and $1.0 million, respectively, compared to $0.5 million and $1.6 million for the comparable periods in the prior year.

Set forth below is a reconciliation of the Company’s GAAP net income (loss) to EBITDA (in thousands):

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Net income (loss)	$(503)	$(167)	$(633)	$108
Interest expense	207	138	414	248
Income tax expense (benefit)	(241)	(92)	(385)	59
Depreciation and amortization	789	586	1,618	1,155

EBITDA	$252	$465	$1,014	$1,570

The Company is focusing its efforts on operations integration, greater capacity utilization, aggressive marketing, cost containment, and productivity improvement which should improve financial performance.

Peter T. Kissinger, Chairman and CEO said, “We continue to be cautiously optimistic. The pharmaceutical research market continues to improve. Unfortunately, there is a lag between some of the market activity we see and its impact on our results. We had strong contract activity in the most recent quarter that we expect to translate into improving revenues and results in the remainder of the year. Sales of our Culex line continued to drive the increase in product sales for the quarter and six months. We continue to devote significant resources to efficiency and cost control, which we believe will improve our financial results and competitive position in the future.

        “While not apparent in our quarterly results, we believe we have made great strides in integrating our Baltimore Clinical Research Unit. As we have said previously, our efforts there will take several quarters to produce a positive financial impact, but we are pleased with the qualitative improvement in our facility, personnel and leadership at that location.”

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development and medical device companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

PLEASE SEE FOLLOWING PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS

Bioanalytical Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003

Service revenue	$5,608	$4,564	$11,586	$9,096
Product revenue	3,042	2,386	5,841	4,828

Total revenue	8,650	6,950	17,427	13,924

Cost of service revenue	5,217	3,721	10,276	6,976
Cost of product revenue	1,229	972	2,312	2,006

Total cost of revenue	6,446	4,693	12,588	8,982

Gross profit	2,204	2,257	4,839	4,942
Operating expenses:
Selling	665	884	1,291	1,642
Research and development	295	323	541	691
General and administrative	1,785	1,197	3,632	2,287

Total operating expenses	2,745	2,404	5,464	4,620

Operating income (loss)	(541)	(147)	(625)	322

Interest income	2	1	3	2
Interest expense	(207)	(138)	(414)	(248)
Other income (expense)	2	30	18	59
Gain (loss) on sale of property and equipment	—	(5)	—	32

Income (loss) before income taxes	(744)	(259)	(1,018)	167

Income taxes	(241)	(92)	(385)	59

Net income (loss)	$(503)	$(167)	$(633)	$108

Net income (loss) per share:
Basic	$(0.10)	$(0.04)	$(0.13)	$0.02
Diluted	$(0.10)	$(0.04)	$(0.13)	$0.02

Weighted common and common equivalent
shares outstanding:
Basic	4,870	4,601	4,851	4,590
Diluted	4,870	4,601	4,851	4,619